Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of DCRB present the combination of the financial information of Hyzon and DCRB, adjusted to give effect to the business combination and consummation of the PIPE Financing (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 was effective on January 1, 2021; therefore, the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

DCRB is a blank check company incorporated in Delaware on September 7, 2017. DCRB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As of March 31, 2021, there was approximately $225.7 million held in the Trust Account.

Hyzon is headquartered in Rochester, New York, and was incorporated in the State of Delaware on January 21, 2020 as a wholly owned subsidiary of Horizon, a Singapore-based fuel cell company. Horizon is a privately-held fuel cell technology company focused on developing and manufacturing hydrogen fuel cell stacks and systems for a variety of mobility and non-mobility applications, including for vehicles, backup power generation, and educational programs. Horizon has operations primarily in China, Korea, Japan, Singapore, and the Czech Republic.

To our knowledge and as determined in accordance with Rule 13d-3 under the Exchange Act, the following persons are the direct beneficial owners of 5% or more of the outstanding shares of Horizon stock: George Gu, Hyzon’s Executive Chairman (17.56%), P.N. Generations LLP (10.65%), Liu Chengang (8.14%), DPCV1 Limited (7.49%) and Taras Wankewycz (6.78%), and Craig Knight, the Chief Executive Officer of Hyzon, is the direct beneficial owner of approximately 2.2% shares of Horizon stock, in each case, based on 682,810 shares of stock outstanding as of the date hereof.

Hyzon was formed to focus on accelerating the energy transition through the manufacturing and supply of hydrogen fuel cell-powered commercial vehicles across the North American, European, and Australasian regions. Since its inception, Hyzon has devoted substantially all of its efforts in building the infrastructure to support the future production of hydrogen fuel cell trucks and buses and supply of hydrogen fuel cell systems for mobility applications, recruiting management and technical staff, and raising capital. Hyzon has not yet generated any revenue. Hyzon’s rights in intellectual property relating to its core fuel cell technology is subject to the Horizon IP Agreement between Hyzon and JS Horizon, which is part of the Horizon group of companies, described further in the section titled “Intellectual Property.”

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited condensed consolidated balance sheet of Hyzon with the historical unaudited condensed consolidated balance sheet of DCRB on a pro forma basis as if the Transactions had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed consolidated statement of operations of Hyzon for the three months ended March 31, 2021 and the historical unaudited condensed consolidated statement of operations of DCRB for the three months ended March 31, 2021, giving effect to the Transactions as if they had been consummated on January 21, 2020 (inception). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Hyzon for the period from January 21, 2020 (inception) through December 31, 2020, with the historical audited consolidated statement of operations of DCRB for the year ended December 31, 2020, as restated, giving effect to the Transactions as if they had been consummated on January 21, 2020.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with DCRB’s and Hyzon’s financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DCRB,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon,” and other financial information included elsewhere in the proxy statement, which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined financial information reflects actual redemption of 2,089,323 shares of DCRB’s Class A common stock at $10.00 per share. The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Hyzon has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The former owners of Hyzon will hold a majority in the post-combination company;

•	Hyzon and its former owners will have the ability to appoint a majority of the board of directors of the post-combination company;

•	Hyzon’s existing management will comprise the management of the post-combination company;

•	The operations of the post-combination company will represent the operations of Hyzon; and

•	The post-combination company will assume Hyzon’s name and headquarters.

Hyzon has also been determined to be the predecessor entity to the post-combination company based on the same considerations listed above. Under this method of accounting, DCRB will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Hyzon issuing stock for the net assets of DCRB, accompanied by a recapitalization. The net assets of DCRB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Hyzon.

Description of the Transactions

On February 8, 2021, DCRB, Hyzon and Merger Sub entered into the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into Hyzon, with Hyzon surviving the merger as a wholly owned subsidiary of DCRB. At the Effective Time, by virtue of the Merger and without any action on the part of DCRB, Merger Sub, Hyzon or the holders of any of Hyzon’s securities:

•

each share of Hyzon Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Hyzon Common Stock resulting from the conversion of the Ascent Options, but excluding any shares of Hyzon Common Stock resulting from the conversion of Hyzon Convertible Notes described above) were canceled and converted into the right to receive (a) the number of shares of Class A Common Stock equal to the Exchange Ratio and (b) the contingent right to receive the Earnout Shares, in each case without interest. Each share of Hyzon Common Stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of Hyzon Convertible Notes were canceled and converted into the right to receive one share of Class A Common Stock and the contingent right to receive the Earnout Shares;

•	each share of Hyzon Common Stock held in the treasury of Hyzon will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time were converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•	each Hyzon Warrant, to the extent then outstanding and unexercised, were automatically, without any action on the part of the holder thereof, converted into new warrants;

•

each Hyzon Option that is outstanding immediately prior to the Effective Time will be converted into (A) an option to purchase a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Hyzon Common Stock subject to such Hyzon Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Hyzon Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio and (B) the contingent right to receive the Earnout Shares. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Hyzon Option immediately prior to the Effective Time; and

•

Each Hyzon RSU, whether vested or not vested, outstanding immediately prior to the Effective Time will be converted into (a) a restricted stock unit denominated in shares of Class A Common Stock equal to the product of (x) the number of shares of Hyzon Common Stock subject to such Hyzon RSU immediately prior to the Effective Time and (y) the Exchange Ratio and (b) the contingent right to receive Earnout Shares.

Pursuant to the terms of the Charter, each share of Class B Common Stock outstanding prior to the Effective Time will convert into one share of Class A Common Stock at the Closing. All of the shares of Class B Common Stock converted into shares of Class A Common Stock will no longer be outstanding and will cease to exist, and each holder of such Class B Common Stock will thereafter cease to have any rights with respect to such securities.

The aggregate consideration for the business combination will be approximately $2 billion (subject to adjustment pending determination of final transaction costs) payable in the form of shares of the Class A Common Stock, as well as options and warrants to purchase shares of Class A Common Stock.

In connection with the execution of the Business Combination Agreement, on February 8, 2021, DCRB entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and DCRB agreed to sell to the Subscribers, an aggregate of 35,500,000 PIPE Shares (excluding the Conversion Shares) for a purchase price of $10.00 per share and an aggregate purchase price of $355,000,000, in a private placement. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination.

The following represents the aggregate merger consideration:

(in thousands)	Purchase price	Shares Issued
Share Consideration to Hyzon at Closing(a)(b)(c)	$1,853,679	185,368

(a)

The value of common stock issued to Hyzon included in the consideration is reflected at $10.00 per share. The number of shares excludes 21,887,041 options, warrants and RSUs that do not represent legally outstanding shares of the post-combination company at Closing.

(b)

Amount excludes the issuance of 23,250,000 Earnout Shares to certain Eligible Hyzon Equityholders as a result of the post-combination company satisfying certain performance conditions described below within the Earnout Period.

(c)	Amount includes the Conversion Shares.

In addition to the 185,367,904 shares issued at Closing, during the Earnout Period, DCRB will issue to eligible holders of securities of Hyzon the Earnout Shares, in three tranches of 9,000,000, 9,000,000 and 5,250,000 Earnout Shares, respectively, upon the post-combination company achieving $18, $20 or $35 as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the Earnout Period; provided, that in no event will the issuance of the 5,250,000 Earnout Shares occur prior to the one year anniversary of the Closing Date. The Earnout Shares will be issued to all (i) Historical Rollover Stockholders and (ii) holders of Hyzon Options and Hyzon RSUs, in each case other than certain persons who received their Company Common Stock or Hyzon Options in relation to their role as consultants to Hyzon. Such consultants will beneficially own less than 0.2% of the outstanding shares of Class A Common Stock following the Closing Date. Of the aggregate 23,250,000 Earnout Shares, approximately 20,806,466 are issuable to holders of Hyzon Common Stock.

At the Closing, these Earnout Shares are not expected to be indexed to the post-combination company’s stock pursuant to ASC Subtopic 815-40. As a result, such Earnout Shares are classified as liabilities in the unaudited pro forma condensed combined balance sheet at their estimated fair value. Please refer to pro forma adjustment (K) within the Notes to Unaudited Pro Forma Condensed Combined Financial Information below for additional information. The remaining approximately 2,443,534 Earnout Shares are issuable to holders of unvested Hyzon Options and Hyzon RSUs and consequently represent stock-based compensation under ASC Topic 718. Please refer to pro forma adjustment (EE) within the Notes to Unaudited Pro Forma Condensed Combined Financial Information below for additional information.

The following summarizes the unaudited pro forma common stock shares outstanding:

in thousands	Shares	%
DCRB Public Stockholders	20,483	8.29%
DCRB Founders	5,643	2.28%

Total DCRB	26,126	10.57%
Hyzon(a)	180,346	73.03%
Hyzon Convertible Note holders(b)	5,022	2.03%
PIPE Shares(c)	35,500	14.37%

Total Shares at Closing	246,994	100.00%

(a)

Amount excludes 21,887,041 options, warrants and RSUs, as well as 23,250,000 Earnout Shares that will not represent legally outstanding shares at Closing, and is otherwise based on the assumptions set forth under “Certain Defined Terms”, including in respect of the Ascent Options, Remaining LTIP Shares, and the Exchange Ratio.

(b)	Represents shares issued to the holders of the Hyzon Convertible Notes upon close of the PIPE Financing, which triggers conversion of the Hyzon Convertible Notes. See adjustment (I).
(c)	Excludes the Conversion Shares.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 are based on the historical financial statements of DCRB and Hyzon. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

						As of 31-Mar-21
	DCRB (Historical) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash	$—	47,773	$47,773	$204,837	(A)	$557,636
				(7,900	)(B)
				(22,171	)(B)
				(14,200	)(B)(C)
				355,000	(C)
				(5,703	)(B)
Cash held in trust account	225,731		225,731	(204,837	)(A)	—
				(20,894	)(A)
Prepaid expenses and other current assets	917	8,647	9,564			9,564

Total current assets	$226,648	$56,420	$283,068	$284,132		$567,199

Property and equipment—net		4,313	4,313			4,313
Right-Of-use assets		1,507	1,507			1,507
Deferred transaction costs		3,465	3,465	(3,465	)(B)	—
Other assets		736	736			736

Total assets	$226,648	$66,441	$293,089	$280,667		$573,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable		591	591			591
Accrued professional fees and other current liabilities	3,544	3,622	7,166	(3,544	)(B)	3,622
Related party payables	1,984	11,371	13,355	(1,984	)(B)	11,371
Current portion of operating lease liability		434	434			434
Accrued expenses and other current liabilities	175		175	(175	)(B)	—
Deferred revenue		2,905	2,905			2,905

Total current liabilities	5,703	18,923	24,626	(5,703)		18,923

Lease liability, net of current portion		1,257	1,257			1,257
Deferred underwriting fee payable	7,900		7,900	(7,900	)(B)	—
Convertible debt, net		49,441	49,441	559	(I)	—
				(50,000	)(I)	—
Earnout liability				179,137	(K)	179,137
Warrant liabilities	33,939		33,939	(21,105	)(H)	12,834

Total liabilities	$47,542	$69,621	$117,163	$94,987		$212,150

Commitments and Contingences
Common stock subject to possible redemption	174,106		174,106	(153,211	)(D)	—
				(20,894	)(A)
Stockholders’ Equity
Common Stock		94	94	(94	)(E)	—
Class A Common Stock	1		1	2	(D)	25
				18	(E)
				4	(C)
				1	(I)
				1	(F)
Class B Common Stock	1		1	(1	)(F)	(0)
Additional paid in capital	27,953	19,522	47,475	153,210	(D)	412,876
				354,996	(C)
				76	(E)
				(22,954	)(G)
				(14,200	)(B)(C)
				(3,465	)(B)
				(10,868	)(B)
				21,105	(H)
				16,638	(J)
				50,000	(I)
				(179,137	)(K)
Retained earnings (deficit)	(22,954)	(22,418)	(45,372)	(11,303	)(B)	(50,918)
				22,954	(G)
				(16,638	)(J)
				(559	)(I)
Accumulated other comprehensive gain		(54)	(54)			(54)
Non-Controlling Interest		(324)	(324)			(324)

Total Stockholders’ Equity	$5,000	$(3,180)	$1,820	$185,680		$361,605

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$226,648	$66,441	$293,089	$280,667		$573,755

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Period Ended December 31, 2020					For the Period Ended 31-Dec-20
	DCRB (Historical, As Restated) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$—	$—	$—		$—
Cost of sales	—	—	—	—		—

Gross Margin	—	—	—	—		—

Operating costs	—	—	—	—		—
Research and development	—	1,446	1,446	212	(EE)	1,658
Selling, general, and administrative	5,480	12,785	18,265	11,303	(CC)	46,849
				(24	)(DD)
				17,306	(EE)

Total operating expenses	5,480	14,231	19,711	28,797		48,508

Loss from operations	(5,480)	(14,231)	(19,711)	(28,797)		(48,508)

Expensed offering costs	(655)		(655)			(655)
Interest (expense)	—	(37)	(37)	(559	)(GG)	(596)
Loss on consolidation of variable interest entity	—	(100)	(100)			(100)
Foreign currency loss, net		(8)	(8)			(8)
Interest Income	3	—	3	(3	)(BB)	—
Change in fair value of warrant liabilities	(15,491)		(15,491)	9,368	(FF)	(6,123)

Income (loss) before income taxes	(21,623)	(14,376)	(35,999)	(19,991)		(55,990)

Provision for income taxes	—	—	—	—	(AA)	—

Net Income (loss)	$(21,623)	$(14,376)	$(35,999)	$(19,991)		$(55,990)

Net Income (loss) attributable to noncontrolling interest		$(105)	$(105)	$—		$(105)

Net Income (loss) attributable to Hyzon Motors, Inc		$(14,271)	$(35,894)	$(19,991)		$(55,885)

Basic and diluted net loss per common share	$(4.22)	$(0.17)				$(0.23)
Weighted average shares outstanding, basic and diluted	5,123,002	86,145,594				246,994,208

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	DCRB (Historical) (US GAAP)	Hyzon (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$—	$—	$—		$—
Cost of sales	—	—	—	—		—

Gross Margin	—	—	—	—		—

Operating costs			—	—		—
Research and development		627	627	3	(EE)	630
Selling, general, and administrative	776	3,146	3,922	(30	)(DD)	4,109
				217	(EE)

Total operating expenses	776	3,773	4,549	190		4,739

Loss from operations	(776)	(3,773)	(4,549)	(190)		(4,739)

Interest (expense)	—	(4,590)	(4,590)			(4,590)
Loss on consolidation of variable interest entity	—		—			—
Foreign currency loss, net		(28)	(28)			(28)
Change in fair value of warrant liabilities	(339)		(339)	339	(FF)	0
Interest Income	3	2	5	(5	)(BB)	—

Income (loss) before income taxes	(1,111)	(8,389)	(9,500)	143		(9,357)

Provision for income taxes	—	—	—	—	(AA)	—

Net Income (loss)	$(1,111)	$(8,389)	$(9,500)	$143		$(9,357)

Net Income (loss) attributable to noncontrolling interest		$(242)	$(242)	$—		$(242)

Net Income (loss) attributable to Hyzon Motors, Inc		$(8,147)	$(9,258)	$143		$(9,115)

Basic and diluted net loss per common share	$(0.20)	$(0.09)				$(0.04)
Weighted average shares outstanding, basic and diluted	5,643,125	93,793,115				246,994,208

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRB will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Hyzon issuing stock for the net assets of DCRB, accompanied by a recapitalization. The net assets of DCRB will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 21, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•

DCRB’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached; and

•

Hyzon’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•

DCRB’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached; and

•

Hyzon’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

The unaudited pro forma condensed combined statement of operations for the period from January 21, 2020 (inception) through December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•

DCRB’s audited consolidated statement of operations for the period ended December 31, 2020, as restated, and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached; and

•

Hyzon’s audited consolidated statement of operations for the period from January 21, 2020 (inception) through December 31, 2020 and the related notes which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Management has made significant estimates and assumptions in its determination of the unaudited pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The unaudited pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that DCRB believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. DCRB believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DCRB and Hyzon.

2.    Accounting Policies

Upon completion of the Transactions, management will perform a comprehensive review of DCRB’s and Hyzon’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. DCRB and Hyzon have not had any historical relationship unrelated to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Transactions occurred on January 21, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)

Reflects the reclassification of $204.8 million of cash held in the Trust Account that becomes available at the Closing. Furthermore, $20.9 million in cash was paid to redeeming shareholders for the 2,089,323 shares of DCRB Class A common stock with a par value of $0.0001 per share that were redeemed at a per share redemption price of $10.00.

(B)

Reflects the settlement of $53.4 million of transaction costs at the Closing in connection with the business combination. Of the total, $22.1 million relates to advisory, bankers, legal and other fees to be incurred, $11.3 million of which is adjusted against retained earnings (see adjustment CC to the unaudited pro forma condensed combined statement of operations for the period from January 21, 2020 (inception) through December 31, 2020) while the remaining $10.8 million is considered direct and incremental to the Transactions and consequently adjusted against additional paid in capital; $7.9 million relates to deferred underwriting fees payable; $14.2 million relates to PIPE fees adjusted against additional paid in capital; and $5.7 million relates to existing DCRB accrued expenses and liabilities to be paid out of transaction proceeds. In addition, Hyzon reclassified $3.5 million of previously deferred transaction costs related to advisory and legal fees incurred prior to the Closing to additional paid in capital.

(C)

Reflects the proceeds of $355 million from the issuance of 35.5 million shares of Class A Common Stock pursuant to the PIPE Financing (excluding the Conversion Shares) based on commitments received which will be offset by the PIPE fee of 4% of gross proceeds or $14.2 million in adjustment (B). The net amount has been allocated to Class A Common Stock and additional paid-in capital using a par value of $0.0001 per share.

(D)	Reflects the reclassification of $153.2 million of Class A Common Stock subject to possible redemption that were ultimately not redeemed to permanent equity at $0.0001 par value.

(E)

Reflects the recapitalization of Hyzon’s equity and issuance of approximately 180.3 million shares of Class A Common Stock at $0.0001 par value as consideration for the reverse recapitalization. Note this amount excludes 5.0 million shares of Class A Common Stock issued upon conversion of the Hyzon Convertible Notes referenced in adjustment (I).

(F)	Reflects the reclassification of the Founder Shares from Class B Common Stock to Class A Common Stock at the Closing.

(G)	Reflects the reclassification of DCRB’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.

(H)

Reflects the reclassification of the approximately 11.3 million Public Warrants from liability to equity upon the Closing. Hyzon has preliminarily evaluated the accounting for DCRB’s Public and Private Placement Warrants for the post-combination company under ASC Topic 480 and ASC Topic 815. It currently expects the Public Warrants to qualify as equity instruments under both ASC Subtopic 815-40 after considering among other factors that after the business combination, the post-combination company will have a single-class equity structure. Separately, Hyzon expects the Private Placement Warrants will continue to be accounted for as a liability under ASC Subtopic 815-40.

(I)

Reflects the conversion of Hyzon’s outstanding Hyzon Convertible Notes into shares of Class A Common Stock pursuant to such Hyzon Convertible Notes’ automatic conversion feature. The adjustment includes a charge to retained earnings of $0.6 million representing the final fair value adjustment on the bifurcated automatic conversion feature and write off of unamortized debt issuance costs (refer to adjustment (GG)).

(J)

Reflects the preliminary estimated fair value of the incremental compensation provided to holders of vested Hyzon Options and Hyzon RSUs (collectively, the “Vested Equity Awards”) who are granted the contingent right to receive approximately 1.9 million Earnout Shares pursuant to the Business Combination Agreement. There are no future service requirements related to such Earnout Shares; however, these Earnout Shares represent compensation under ASC Topic 718. Refer to Note 5 – Earnout Shares for additional information.

(K)

Reflects recognition of the approximately 20.8 million Earnout Shares issuable to holders of Hyzon Common Stock which are not expected to be indexed to the post-combination company’s stock pursuant to ASC Subtopic 815-40 as of the Closing. Therefore, such amount is classified as a liability in the unaudited pro forma condensed combined balance sheet and recognized at its preliminary estimated fair value. After the Closing, the earnout liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in the post-combination company’s statement of operations within other income/expense. Refer to Note 5 – Earnout Shares for additional information.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and period from January 21, 2020 (inception) through December 31, 2020 are as follows:

(AA)

Reflects the income tax effect of unaudited pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Hyzon concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the Closing and as such, a 0% effective tax rate is reflected.

(BB)	Reflects the elimination of interest income and unrealized gain earned on the Trust Account.

(CC)

Reflects estimated transaction costs that are not considered direct and incremental to the Transactions (see adjustment (B) above). These costs are reflected as if incurred on January 21, 2020 (inception), the date the Transactions were completed for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(DD)	Reflects elimination of fees incurred by DCRB under an administrative support agreement with an affiliate of the Sponsor that will cease to be paid upon completion of the business combination.

(EE)

In addition to the 1.9 million Earnout Shares issuable to holders of Vested Equity Awards discussed in adjustment (J), approximately 0.5 million Earnout Shares are issuable to holders of unvested Hyzon Options and Hyzon RSUs (collectively, the “Unvested Equity Awards,” and together with the Vested Equity Awards the “Underlying Equity Awards”). Pursuant to the Business Combination Agreement, Earnout Shares received by holders of Unvested Equity Awards will be held back by the post-combination company and released within 30 days after vesting of the underlying Unvested Equity Award. Forfeiture of the underlying Unvested Equity Award results in forfeiture of the right to receive the associated Earnout Shares. Management determined the Earnout Shares issuable to holders of both Unvested Equity Awards and Vested Equity Awards represent stock compensation under ASC Topic 718 as they are issued in proportion to the Underlying Equity Awards, which themselves represent stock compensation under ASC Topic 718. In the case of Earnout Shares issuable to holders of Unvested Equity Awards, recipients are required to provide services to the post-combination company in order to vest in such Earnout Shares. Both the grant and service inception dates are assumed to be the date of the Closing, which for purposes of the unaudited pro forma condensed combined statements of operations is January 21, 2020 (inception). Additionally, the awards are assumed to be equity classified.

The preliminary estimated fair value of the Earnout Shares issuable to holders of Vested Equity Awards is reflected as a one-time compensation charge at the Closing as such holders’ right to these Earnout Shares is not contingent upon provision of future service. The one-time compensation charge associated with the Earnout Shares underlying the Vested Equity Awards is a non-recurring item. Due to the post-combination service required by holders of Unvested Equity Awards, the preliminary estimated fair value of the associated Earnout Shares is recognized assuming a weighted average service period of approximately five years. On a pro forma basis, as of December 31, 2020 and March 31, 2021, there was approximately $3.5 million and $3.3 million, respectively, of total unrecognized compensation cost related to the Earnout Shares associated with Unvested Equity Awards. The preliminary estimated fair value of the Earnout Shares issuable to holders of Vested Equity Awards was determined to be approximately $16.6 million. The adjustment includes approximately $0.2 million and $0.9 million of amortization associated with Earnout Shares issuable to holders of Unvested Equity Awards for the three months ended March 31, 2021 and the period from January 21, 2020 (inception) through December 31, 2020, respectively. Refer to Note 5 – Earnout Shares for additional information.

(FF)

Reflects the elimination of the change in fair value of the derivative warrant liability for the approximately 11.3 million Public Warrants due to the reclassification from liability to equity upon the Closing. Refer to adjustment (H).

(GG)

Reflects (1) the final fair value adjustment to the carrying amount of the bifurcated automatic conversion feature and (2) the write-off of remaining unamortized debt issuance costs, each in relation to conversion of the Hyzon Convertible Notes that occurs upon Closing assuming such conversion occurred on January 21, 2020 (inception), the date the Transactions were completed for purposes of the unaudited condensed combined statements of operations. This is a non-recurring item.

4.    Loss per Share

As the Transactions have been reflected as if they occurred on January 21, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. Pro forma basic and diluted net loss per share for the three months ended March 31, 2021 and the period from January 21, 2020 (inception) through December 31, 2020 are calculated as follows:

(in thousands, except share and per share data)	Three Months Ended March 31, 2021	Period Ended December 31, 2020
Pro forma net loss	(9,115)	(55,885)
Pro forma weighted average shares outstanding—basic and diluted(1)	246,994	246,994

Pro forma net loss per share—basic and diluted	(0.04)	(0.23)
Pro forma weighted average shares outstanding—basic and diluted
DCRB Public Stockholders	20,483	20,483
DCRB Founders	5,643	5,643

Total DCRB	26,126	26,126
Hyzon(2)	180,346	180,346
Hyzon Convertible Note holders(3)	5,022	5,022
PIPE Shares(4)	35,500	35,500

Pro forma weighted average shares outstanding—basic and diluted	246,994	246,994

(1)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all public warrants, private placement warrants, unvested Hyzon RSUs and Hyzon Options are exchanged for shares of Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 19.3 million shares of Class A Common Stock underlying the Public Warrants, Private Placement Warrants and warrants anticipated to be issued in connection with the conversion of certain loans that may be made to DCRB prior to the Closing and (b) approximately 21.9 million shares of Class A Common Stock expected to be issued in exchange for unexercised Hyzon Options and Hyzon Warrants, and unvested Hyzon RSUs.

(2)	Excludes approximately 23.3 million Earnout Shares that are not legally outstanding at Closing.
(3)	Represents shares issued to holders of the Hyzon Convertible Notes upon close of the PIPE Financing, which triggers conversion of the Hyzon Convertible Notes. See adjustment (I).
(4)	Excludes the Conversion Shares.

5.    Earnout Shares

The Earnout Shares, other than those associated with Underlying Equity Awards, are expected to be accounted for as liabilities that are earned upon achieving the Triggering Events (as defined in the Business Combination Agreement), which include events that are not indexed to the post-combination company’s common stock. The preliminary estimated fair value of the Earnout Shares, other than those associated with the Underlying Equity Awards, is approximately $179.2 million; the preliminary estimated fair value of the Earnout Shares associated with the Underlying Equity Awards is approximately $20.9 million.

The preliminary estimated fair value of the Earnout Shares was determined using a simplified Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the five-year Earnout Period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information available. Assumptions used in the preliminary valuation, were as follows:

Current stock price: the current stock price was set at $10 per share, the assumed value per share of post-combination company common stock used elsewhere in this Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Expected term: the expected term is the five-year term of the Earnout Period.

Expected volatility: the volatility rate was determined using an average of historical volatilities over the expected term of selected industry peers deemed comparable to Hyzon.

Expected dividend yield: the expected dividend yield is zero as it is not expected the post-combination company will declare dividends on common stock during the expected term.

The classification of the Earnout Shares is re-assessed at the end of each reporting period. In periods where the Earnout Shares remain liability classified, the post-combination company will re-measure them at fair value using a Monte Carlo simulation valuation model with changes in fair value reflected on the statement of operations at each reporting period. The following table summarizes the total potential statement of operations impact over the five-year Earnout Period assuming the following scenarios:

Earnout scenario	Total potential Statement of Operations Loss / (Gain) from change in Earnout fair value over the five-year Earnout Period
None of the earnout tranches are triggered[1]	$(179.1) million
Only the $18 earnout tranche is triggered[2]	$ (34.2) million
Both of the $18 and $20 earnout tranches are triggered[3]	$ 126.9 million
All of the $18, $20 and $35 earnout tranches are triggered	$(291.4) million

1	Assumes the reversal of the entire initial liability recorded associated with the Earnout Shares
2

Assumes the recognition of additional expense related to the increase in fair value related to the $18 earnout tranche, net of the reversal of the initial liability recorded associated with the $20 earnout tranche and the $35 earnout tranche

3

Assumes the recognition of additional expense related to the increase in fair value related to the $18 earnout tranche net of the $20 earnout tranche, and the reversal of the initial liability recorded associated with the $35 earnout tranche